Exhibit 99.1

FOR IMMEDIATE RELEASE	For information contact: Paul R. Flanders Chief Financial Officer (315) 424-0513

Carrols Corporation Reports Preliminary 2005 Financial Results

Syracuse, New York (February 13, 2006) – Carrols Corporation (the “Company”) reported certain preliminary financial results for its fiscal year and fourth quarter ended December 31, 2005. The Company noted that the reported results are estimated and remain subject to change pending the completion of its annual audit and a restatement of its prior period financial statements as previously disclosed and as further discussed below.

The Company indicated that total revenues for 2005 increased to $706.9 million from $697.9 million in 2004, representing an increase of approximately 3.0% after adjusting for one extra week in the Company’s 2004 fiscal year.

Revenues from the Company’s Hispanic restaurant brands increased by approximately 7.7% (adjusted for the extra week in 2004) increasing from $328.0 million in 2004 to $346.8 million in 2005. The Company has continued to expand its Hispanic restaurant brands, and at the end of 2005, it was operating a total of 204 restaurants under the Pollo Tropical and Taco Cabana brand names. During 2005, the Company opened six new Pollo Tropical restaurants, six new Taco Cabana restaurants and it acquired four Taco Cabana restaurants from a franchisee in Texas. Comparable restaurant sales for 2005 increased 4.7% over 2004 at Pollo Tropical and 1.2% at Taco Cabana.

The Company reported that estimated segment EBITDA (segment earnings before interest, income taxes, depreciation and amortization, impairment losses and stock-based compensation expense) for its Hispanic Brands was $60.3 million in 2005 compared to $57.6 million in the prior year, an increase of approximately 9% (after adjusting for the extra week in 2004).

The Company previously had indicated that during September and October 2005 its Pollo Tropical restaurants were negatively impacted by hurricanes Katrina and Wilma, and its Taco Cabana restaurants in the Houston market were negatively impacted by hurricane Rita. Although the restaurants collectively suffered only minimal property damage, the Company estimated that lost revenues from restaurants temporarily closed were, in the aggregate, approximately $1.8 million. Consequently, comparable restaurant sales decreased 3.3% at Pollo Tropical and increased .9% at Taco Cabana during the fourth quarter of 2005 compared to the fourth quarter of 2004.

Revenues from the Company’s Burger King restaurants decreased to $360.1 million in 2005 from $369.8 million in 2004 due in part to one less week in 2005 compared to 2004 ($6.9 million effect) and from the closing of thirteen underperforming Burger King restaurants during the year. At the end of 2005, the Company was operating a total of 336 Burger King restaurants. Comparable restaurant sales for the Company’s Burger King restaurants increased 1.0% in 2005 over 2004. Segment EBITDA decreased from $35.9 million in 2004, or approximately $33.7 million adjusted for the extra week in 2004, to $30.5 million in 2005. This change mostly reflected higher utility costs, higher audit fees and incremental transaction fees due to the rollout of credit cards at the Company’s Burger King restaurants.

Carrols Corporation • 968 James Street • PO Box 6969 • Syracuse, NY 13217 • Tel: (315) 424-0513 • Fax: (315) 475-9616

The Company indicated that operating results for all three brands were impacted by higher utility costs, which as a percentage of total revenues, increased approximately .6% in 2005 and 1.5% in the fourth quarter of 2005, representing the primary change in its operating margins. Higher commodity costs also impacted margins, particularly at Pollo Tropical.

Capital expenditures totaled $39.0 million in 2005 including $21.1 million for the construction of new restaurants, $3.7 million for the acquisition of four franchised Taco Cabana restaurants, $4.0 million for remodeling, and $10.2 million for maintenance and other capital expenditures. For 2006, the Company anticipates total capital spending of approximately $40 million including approximately $24 million related to its plans to open 7 to 8 new Pollo Tropical restaurants and 8 to 10 new Taco Cabana restaurants.

The Company indicated that during 2005 it lowered its outstanding senior secured borrowings. The total principal amount outstanding under the Company’s senior credit facility decreased from $220.0 million at December 31, 2004 to $211.8 million at December 31, 2005 including a voluntary prepayment during 2005 of $6.0 million principal amount of its term loan borrowings. It also indicated that, as a result of its growth in new units during 2005 and anticipated growth in new units in 2006, it anticipates sale/leaseback proceeds to increase from approximately $5 million in 2005 to in excess of $20 million in 2006.

Restatement of Financial Statements

As previously reported, the Company appointed Deloitte & Touche LLP as its new independent registered public accounting firm on October 19, 2005, and has been reviewing its accounting with respect to depreciation and interest expense associated with the sale/leaseback transactions that were recorded as lease financing obligations in the 2003 restatement of its financial statements. As a result, the Company delayed the filing of its Quarterly Report on Form 10-Q for the fiscal quarter ended October 2, 2005 with the Securities and Exchange Commission (the “SEC”) until it resolves this matter with the involvement of Deloitte & Touche and with consultation from its former independent registered public accounting firm, PricewaterhouseCoopers LLP.

The Company recently concluded that it will restate its historical financial statements to: (1) decrease depreciation expense and increase the interest expense portion of the lease payment related to sale/leaseback transactions that occurred prior to 2001 that are being accounted for under the financing method; (2) increase total fixed assets and lease financing obligations as a results of (1); and, (3) reclassify proceeds from qualifying sale/leaseback transactions from a financing activity to an investing activity in the statements of cash flows. It is, however, still in discussions with both PricewaterhouseCoopers LLP and Deloitte & Touche LLP with respect to resolving and quantifying the impact of the restatement in (1 and 2) above.

The Company does not believe that any of these adjustments, if required, would have any effect on the Company’s cash position or its financial covenants under either the Company’s senior credit facility or its 9% Senior Subordinated Notes.

Carrols Corporation is one of the largest restaurant companies in the U.S. currently operating 540 restaurants in 17 states. Carrols is the largest franchisee of Burger King restaurants with 336 Burger Kings located in 13 Northeastern, Midwestern and Southeastern states. It also operates two regional Hispanic restaurant chains that operate or franchise more than 200 restaurants. Carrols owns and operates 135 Taco Cabana restaurants located in Texas, Oklahoma and New Mexico, and franchises three Taco Cabana restaurants. Carrols also owns and operates

Carrols Corporation • 968 James Street • PO Box 6969 • Syracuse, NY 13217 • Tel: (315) 424-0513 • Fax: (315) 475-9616

69 Pollo Tropical restaurants in south and central Florida and franchises 26 Pollo Tropical restaurants in Puerto Rico (22 units), Ecuador (2 units) and Florida (2 units).

This report contains certain forward-looking statements and estimates that reflect management’s current expectations and are based upon currently available data; however, actual results are subject to future events, risks and uncertainties, which could cause actual results to differ materially from those projected in the forward-looking statements. Investors are referred to the full discussion of risks and uncertainties as contained in the Company’s filings with the Securities and Exchange Commission.

Carrols Corporation • 968 James Street • PO Box 6969 • Syracuse, NY 13217 • Tel: (315) 424-0513 • Fax: (315) 475-9616

Carrols Corporation

(unaudited)

(dollars in thousands)	Three Months Ended December 31, (1)		Twelve Months Ended December 31, (1)
	2005	2004	2005	2004
Revenues:
Burger King restaurants	$88,244	$97,388	$360,096	$369,837
Pollo Tropical restaurants	32,751	33,873	135,787	124,000
Taco Cabana restaurants	52,985	53,219	209,539	202,506
Franchise royalty revenues and fees	328	414	1,488	1,536

Total revenues	174,308	184,894	706,910	697,879
Cost of sales:
Burger King restaurants	24,467	27,996	99,067	103,203
Pollo Tropical restaurants	10,876	11,000	45,184	38,986
Taco Cabana restaurants	14,852	15,774	60,368	60,435

Total cost of sales	50,195	54,770	204,619	202,624
Restaurant wages and related expenses:
Burger King restaurants	27,987	30,974	113,404	117,650
Pollo Tropical restaurants	7,931	8,839	32,257	31,380
Taco Cabana restaurants	14,935	15,152	58,932	57,702

Total restaurant wages	50,853	54,965	204,593	206,732
Other Segment Expenses:
Restaurant rent expense	9,130	9,292	35,745	35,699
Advertising expense	5,754	5,652	25,545	24,711
Other restaurant operating expenses	26,945	23,736	102,921	92,891
General and administrative (2)	11,345	11,022	42,740	41,760
Estimated Segment EBITDA: (3)
Burger King	$5,495	$9,480	$30,458	$35,874
Pollo Tropical	6,327	6,847	28,614	27,775
Taco Cabana	8,264	9,130	31,675	29,813

Total	$20,086	$25,457	$90,747	$93,462

Change in Comparable Restaurant Sales: (4)
Burger King	(.1)%	5.4%	1.0%	2.9%
Pollo Tropical	(3.3)%	10.7%	4.7%	10.6%
Taco Cabana	.9%	4.2%	1.2%	4.8%

			At 12/31/05	At 12/31/04
Total Debt excluding Lease Financing Obligations (5)			$393,696	$401,225

Carrols Corporation • 968 James Street • PO Box 6969 • Syracuse, NY 13217 • Tel: (315) 424-0513 • Fax: (315) 475-9616

(1)	The Company uses a 52-53 week fiscal year convention. For convenience, all references to the three and twelve months ended January 1, 2006 and January 2, 2005 will be referred to as the three and twelve months ended December 31, 2005 and December 31, 2004, respectively. The Company’s 2004 fiscal year included 53 weeks. The Company estimates that the effect of the one extra week in 2004 (and the fourth quarter of 2004) contributed approximately $2.1 million to its Burger King segment EBITDA in 2004, $.9 million to its Pollo Tropical segment EBITDA in 2004 and $1.4 million to its Taco Cabana segment EBITDA in 2004.

(2)	General and administrative expenses are presented here consistent with the Company’s measurement of segment EBITDA which excludes stock-based compensation expense. Stock-based compensation expense was $16.4 million for the year ended December 31, 2005 and $1.8 million for the year ended December 31, 2004.

(3)	Segment EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, impairment losses and stock-based compensation expense. The Company is currently reviewing its accounting with respect to depreciation and interest expense associated with lease financing obligations and has concluded that a restatement of its financial statements is necessary for periods ended prior to and including June 30, 2005. The Company does not believe that segment EBITDA will be affected by any required adjustments; however, the segment results reported herein are estimated and remain subject to change pending the completion of this restatement, its 2005 audit and the filing of its Annual Report on Form 10-K for the year ended December 31, 2005 with the Securities and Exchange Commission.

(4)	The change in comparable restaurant sales is calculated using only those restaurants open since the beginning of the earliest period being compared (12 months for Burger King and 18 months for Pollo Tropical and Taco Cabana). The change in comparable sales has been adjusted for the extra week in 2004 in order to present results on a consistent 52 week basis.

(5)	Total debt excluding lease financing obligations at December 31, 2005 consisted of $ $180.0 million of 9% Senior Subordinated Notes outstanding, $211.8 million principal amount of outstanding term loan borrowings under the Company’s Senior Credit Facility and $1.9 million related to outstanding capital lease obligations.

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Carrols Corporation • 968 James Street • PO Box 6969 • Syracuse, NY 13217 • Tel: (315) 424-0513 • Fax: (315) 475-9616